Exhibit 10.3

DYNAVAX TECHNOLOGIES CORPORATION

Amended and Restated MANAGEMENT CONTINUITY AND SEVERANCE AGREEMENT

This Amended and Restated Management Continuity and Severance Agreement (the “Agreement”) is dated as of September 22, 2020, by and between Michael S. Ostrach (“Employee”) and Dynavax Technologies Corporation, a Delaware corporation (the “Company”).

RECITALS

A.It is expected that another company may from time to time consider the possibility of acquiring the Company or that a Change of Control (as defined below) may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”).  The Board recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control.

B.The Board believes it is in the best interests of the Company to retain Employee and provide incentives to Employee to continue in the service of the Company.

C.The Board further believes that it is imperative to provide Employee with certain benefits upon a qualifying termination of Employee’s employment with the Company, which benefits are intended to provide Employee with encouragement to remain with the Company, notwithstanding the possibility of a Change of Control or an employment termination.

D.To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

E.Employee and the Company previously entered into an Amended and Restated Management Continuity and Severance Agreement dated as of April 19, 2016, by and between Employee and the Company (the “Prior Agreement”).  Employee and the Company acknowledge and agree that this Agreement amends and supersedes the Prior Agreement, which will be of no further force and effect.

Now therefore, in consideration of the mutual promises, covenants, and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1.At-Will Employment.  The Company and Employee acknowledge that Employee’s employment with the Company is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason.  If Employee’s employment with the Company terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement, and as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of such termination.  The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied.

2.Involuntary Termination and Retirement.  Subject to Section 5, if Employee’s employment with the Company terminates due to an Involuntary Termination or a Retirement and, in each case, Employee has satisfied the Release requirement set forth in Section 4, then Employee shall be entitled to receive the benefits set forth in Sections 2(a), 2(b), 2(c) and 2(d) below, as applicable, subject to any required payroll deductions and tax withholdings.

(a)Cash Severance Benefit.  Employee will be entitled to receive a cash payment equal to the following amount, as applicable (the “Cash Severance Benefit”), in a lump sum within sixty (60) days following such Involuntary Termination or Retirement, as applicable:

(i)if such Involuntary Termination is a Non-Change of Control Termination, the Cash Severance Benefit will be equal to twelve (12) months of Employee’s annual base salary (as in effect on the date of such termination or, if such termination is due to Good Reason, as defined herein, then as in effect on the date immediately prior to the initial existence of such Good Reason); provided, however, that if such Involuntary Termination occurs prior to March 31, 2021 and Employee has not received the 2020 Actual Bonus (as defined below) on or prior to the date of such Involuntary Termination, the Cash Severance Benefit will also include an amount equal to (x) 100% of Employee’s annual target bonus for the year 2020 (the “2020 Target Bonus”) under the Company’s management incentive program or other similar bonus program (the “Bonus Program”) if such Involuntary Termination occurs prior to the date that Employee’s actual bonus for such year (the “2020 Actual Bonus”) is determined by the Company under the Bonus Program or (y) the greater of the 2020 Target Bonus or the 2020 Actual Bonus if such Involuntary Termination occurs on or after the date that the 2020 Actual Bonus is determined by the Company under the Bonus Program;

(ii)if such Involuntary Termination is a Change of Control Termination, the Cash Severance Benefit will be equal to the sum of (x) fifteen (15) months of Employee’s annual base salary (as in effect on the date of such termination or, if such termination is due to Good Reason, as defined herein, then as in effect on the date immediately prior to the initial existence of such Good Reason) and (y) 125% of Employee’s annual target bonus for the year of such termination under the Bonus Program; and

(iii)in the event of a Retirement, the Cash Severance Benefit will be equal to the sum of (x) twelve (12) months of Employee’s annual base salary (as in effect on the date of such termination) and (y) if Employee has not received the 2020 Actual Bonus on or prior to the date of such Retirement, then an amount equal to (1) the 2020 Target Bonus if such Retirement occurs prior to the date that the 2020 Actual Bonus is determined by the Company under the Bonus Program or (2) the greater of the 2020 Target Bonus or the 2020 Actual Bonus if such Retirement occurs on or after the date that the 2020 Actual Bonus is determined by the Company under the Bonus Program.

(b)COBRA Severance Benefit and Special Severance Benefit.  The Company, in its sole discretion, will either: (x) pay, on Employee’s behalf, on a monthly basis, the total amount of monthly premiums required to continue Employee’s coverage (including coverage for Employee’s eligible dependents, if any) under the Company’s health, dental and vision insurance plans (as in effect on the date of such termination) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (“COBRA Premiums”) for the following number of months, as applicable (the “COBRA Severance Benefit”); or (y) pay directly to Employee an amount equal to the COBRA Premiums for the following number of months, as applicable (the “Special Severance Benefit”):

(i)if such Involuntary Termination is a Non-Change of Control Termination, the COBRA Severance Benefit (if any) will be provided for a period of up to twelve (12) months following such termination and the Special Severance Benefit (if any) will be payable for up to twelve (12) months following such termination, provided that the total combined number of months covered by the COBRA Severance Benefit and the Special Severance Benefit will be equal to (and may not exceed) twelve (12) months; provided, however, that if such Involuntary Termination occurs prior to March 31, 2021, each reference to “twelve (12) months” in this Section 2(b)(i) will be replaced with “eighteen (18) months”;

(ii)if such Involuntary Termination is a Change of Control Termination, the COBRA Severance Benefit (if any) will be provided for a period of up to fifteen (15) months following such termination and the Special Severance Benefit (if any) will be payable for up to fifteen (15) months following such termination, provided that the total combined number of months covered by the COBRA Severance Benefit and the Special Severance Benefit will be equal to (and may not exceed) fifteen (15) months; provided, however, that if such Involuntary Termination occurs prior to March 31, 2021, each reference to “fifteen (15) months” in this Section 2(b)(ii) will be replaced with “eighteen (18) months”; and

(iii)in the event of a Retirement, the COBRA Severance Benefit (if any) will be provided for a period of up to eighteen (18) months following such termination and the Special Severance Benefit (if any) will be payable for up to eighteen (18) months following such termination, provided that the total combined number of months covered by the COBRA Severance Benefit and the Special Severance Benefit will be equal to (and may not exceed) eighteen (18) months.

Payment of the Special Severance Benefit (if any) will be made to Employee in a lump sum within sixty (60) days following such Involuntary Termination or Retirement, as applicable.

Notwithstanding the foregoing, the Company will provide Employee with the Special Severance Benefit in lieu of the COBRA Severance Benefit if either (i) Employee is not eligible to continue his or her coverage under the Company’s health, dental and vision insurance plans pursuant to COBRA or Employee fails to make an election to continue such coverage pursuant to COBRA within the time period prescribed under COBRA or (ii) the Company determines, at any time and in its sole discretion, that its payment of COBRA Premiums pursuant to the COBRA Severance Benefit would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act).

(c)Equity Vesting Benefit.

(i)Unless specifically provided otherwise in the applicable equity award agreement, in the event of an Involuntary Termination that is a Change of Control Termination, all equity awards granted by the Company to Employee will become fully vested, effective as of the date of such termination, to the extent that such awards are outstanding and unvested as of the date of such termination (the “Equity Vesting Benefit”).

(ii)No Equity Vesting Benefit will be provided in the event of an Involuntary Termination that is a Non-Change of Control Termination; provided, however, that if such Involuntary Termination occurs prior to March 31, 2021, then all stock options granted by the Company to Employee, in each case for which vesting is based solely on the passage of time (the “Time-Based Options”), will be credited with an additional six (6) months of vesting, effective as of the date of such termination, to the extent that such Time-Based Options are outstanding and unvested as of the date of such termination.

(iii)In the event of a Retirement, all Time-Based Options will be credited with an additional six (6) months of vesting, effective as of the date of such termination, to the extent that such Time-Based Options are outstanding and unvested as of the date of such termination.

For clarity, the Equity Vesting Benefit will also apply to any stock award granted in substitution for an equity award granted by the Company to Employee by a surviving or acquiring entity in a Change of Control.

(d)Option Extended Exercise Period Benefit.  In the event of an Involuntary Termination or a Retirement, Employee will be permitted to exercise all stock options granted by the Company to Employee, to the extent that such stock options are outstanding and vested as of the date of such termination (including any stock options that become vested pursuant to Section 2(c) above), for a period ending on the following, as applicable (the “Option Extended Exercise Period Benefit”):

(i)if such Involuntary Termination is a Non-Change of Control Termination, the Option Extended Exercise Period Benefit will end on the earlier of (i) one (1) year following the termination of Employee’s “Continuous Service” (as defined in the Company’s applicable equity plan) (or, if Employee is entitled to exercise such stock option until a later date in accordance with the terms of the stock option agreement, such later date) and (ii) the end of the original full term of such stock option, as specified in the stock option agreement;

(ii)if (x) such Involuntary Termination is a Change of Control Termination and (y) such stock option is assumed or continued, or substituted with a similar stock award, in connection with the Change of Control applicable to such Change of Control Termination, the Option Extended Exercise Period Benefit will end on the earlier of (i) three (3) years following the termination of Employee’s “Continuous Service” (as defined in the Company’s applicable equity plan) (or, if Employee is entitled to exercise such stock option until a later date in accordance with the terms of the stock option agreement, such later date) and (ii) the end of the original full term of such stock option, as specified in the stock option agreement; and

(iii)in the event of a Retirement, the Option Extended Exercise Period Benefit will end on the earlier of (i) one (1) year following the termination of Employee’s “Continuous Service” (as defined in the Company’s applicable equity plan) (or, if Employee is entitled to exercise such stock option until a later date in accordance with the terms of the stock option agreement, such later date) and (ii) the end of the original full term of such stock option, as specified in the stock option agreement.

For clarity, the Option Extended Exercise Period Benefit will also apply to any stock award granted in substitution for an equity award granted by the Company to Employee by a surviving or acquiring entity in a Change of Control.

(e)No Duplication of Benefits.  For the avoidance of doubt, in no event will Employee be entitled to receive any benefits under Section 2 for both a Non-Change of Control Termination, a Change of Control Termination and/or a Retirement.

(f)Modification of Stock Options.  Employee acknowledges that Sections 2(c) and 2(d) above, if applicable, amend the terms of Employee’s currently outstanding stock options granted by the Company to Employee, and as a result, some or all of such stock options may cease, as of the date of this Agreement and/or as of the date of Employee’s termination of employment with the Company, to be treated as incentive stock options, in accordance with applicable law.

3.Other Terminations.  If Employee’s employment with the Company terminates due to Cause, Employee’s death or Disability, or any other reason (other than due to an Involuntary Termination or a Retirement), then Employee shall not be entitled to receive any benefits under Section 2.  The Company, in its sole discretion, will determine the reason for Employee’s termination of employment (including, but not limited to, whether such termination is due to Cause or Employee’s Disability).

4.Release.  In order to be eligible to receive any benefits under Section 2, Employee must (i) execute and return the general waiver and release provided by the Company, the terms of which will comply with applicable law and be determined by the Company, in its sole discretion (the “Release”), to the Company within the applicable time period set forth therein and (ii) not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following Employee’s date of termination.

5.Section 409A.  If any benefit provided under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), and such benefit otherwise is payable in connection with Employee’s termination of employment with the Company, then such benefit will not be payable unless such termination constitutes a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) (“Separation from Service”).  It is intended that (i) each installment of any benefit payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and (ii) all payments of any such benefits satisfy, to the greatest extent possible, the exemptions from the application of Section

409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company determines that any benefit payable under this Agreement constitutes “deferred compensation” under Section 409A and Employee is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of Employee’s Separation from Service, then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (a) the commencement of such benefit payments will be delayed until the earlier of (1) the date that is six (6) months and one (1) day after such Separation from Service and (2) the date of Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (b) the Company will (1) pay Employee a lump sum amount equal to the sum of any benefit payments that Employee otherwise would have received through the Delayed Initial Payment Date if the commencement of such benefit payments had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of such benefit in accordance with the applicable payment schedule set forth in this Agreement.  In addition, if the Company determines that any benefit payable under this Agreement constitutes “deferred compensation” under Section 409A and Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which such Separation from Service occurs, then for purposes of such benefit, the Release will not be deemed effective any earlier than the latest permitted effective date set forth therein (which date, in all cases, will be in the subsequent calendar year).

6.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)Cause.  “Cause” shall mean the occurrence of any of the following events: (i) Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or affiliate documents or records; (ii) Employee’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company or an affiliate; (iii) Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an affiliate (including, without limitation, Employee’s improper use or disclosure of confidential or proprietary information of the Company or an affiliate); (iv) any intentional act by Employee which has a material detrimental effect on the reputation or business of the Company or an affiliate; (v) Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an affiliate, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by Employee of any employment or service agreement between Employee and the Company or an affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Employee’s ability to perform his or her duties.  Any determination by the Company that the employment of Employee was terminated with or without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or Employee for any other purpose.

(b)Change of Control.  A “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur;

(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)over a period of twelve (12) months or less, individuals who, on the date of the Original Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Agreement, the term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(c)Change of Control Termination.  A “Change of Control Termination” shall mean an Involuntary Termination that occurs upon or within twenty-four (24) months following a Change of Control.

(d)Disability.  “Disability” shall mean the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(e)Entity.  An “Entity” shall mean a corporation, partnership, limited liability company or other entity.

(f)Exchange Act Person.  An “Exchange Act Person” shall mean any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date of the Original Agreement, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(g)Good Reason.  “Good Reason” shall mean any of the following conditions arising without the consent of Employee: (i) a material reduction in Employee’s base compensation (other than in connection with a general reduction in base compensation for most officers of the Company or the successor corporation); (ii) a material reduction in Employee’s job duties, responsibilities, and requirements inconsistent with Employee’s prior job duties, responsibilities, and requirements, or (iii) a relocation of Employee’s principal place of employment that increases Employee’s one-way commute by more than thirty-five (35) miles.  Notwithstanding anything in this Agreement to the contrary, in order to qualify as a resignation for Good Reason, (x) Employee must provide written notice to the Company of the existence of any of the foregoing conditions that forms the basis for such resignation within ninety (90) days following its initial existence, (y) the Company must fail to remedy such condition within thirty (30) days following such notice, and (z) Employee’s termination of employment with the Company must occur within sixty (60) days following the Company’s failure to remedy such condition (and in no event later than one hundred eighty (180) days following the initial existence of such condition).

(h)Involuntary Termination.  An “Involuntary Termination” shall mean a termination of Employee’s employment with the Company as a result of either: (i) a termination by the Company without Cause and other than as a result of Employee’s death or Disability; or (ii) Employee’s resignation for Good Reason.

(i)Non-Change of Control Termination.  A “Non-Change of Control Termination” shall mean any Involuntary Termination other than a Change of Control Termination.

(j)Own, Owned, Owner and Ownership.  A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(k)Retirement.  A “Retirement” shall mean a termination of Employee’s employment with the Company on or after March 31, 2021, but no later than December 31, 2021, as a result of Employee’s resignation for any reason.

(l)Subsidiary.  A “Subsidiary” shall mean with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

7.Conflicts.  Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party.  Employee has not entered, and will not during the term of this Agreement enter, into any oral or written agreement in conflict with any of the provisions of this Agreement.

8.Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

9.Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10.Parachute Payments.

(a)If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of Section 10(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not “deferred compensation” within the meaning of Section 409A.

(c)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the independent registered public accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee.

(d)If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 10(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 10(a)) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 10(a), Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11.Miscellaneous Provisions.

(a)No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)Modification and Waiver.  No provision of this Agreement shall be modified, amended, waived, or discharged unless the modification, amendment, waiver, or discharge is agreed to in writing and signed by Employee and by the Company.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement; Other Agreements.  No agreements, representations, or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement supersedes the Prior Agreement and any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that the Prior Agreement and any such predecessor agreement shall be deemed null and void.  Any equity awards granted by the Company to Employee prior to, on or after the date of this Agreement will be governed in accordance with their terms, except to the extent specifically modified by this Agreement.  For the avoidance of doubt, nothing in this Agreement supersedes or replaces the terms of the Proprietary Information and Inventions Assignment Agreement between the Company and Employee, the terms of which remain in full force and effect.

(d)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e)Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)Arbitration.  Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Alameda, California, in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator.  The judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Punitive damages shall not be awarded.

(g)Legal Fees and Expenses.  The parties shall each bear their own expenses, legal fees, and other fees incurred in connection with this Agreement.  This means the Company pays its own legal fees in connection with this Agreement and Employee is responsible for Employee’s own legal fees in connection with this Agreement.  However, the arbitrator may award legal fees and expenses in connection with any arbitration as deemed appropriate.

(h)No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment, or other creditor’s process, and any action in violation of this Section 11(h) shall be void.

(i)Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j)Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that such assignee is the employer of Employee.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee except that the term “Company” shall continue to mean Dynavax Technologies Corporation with regard to the definition of a Change of Control.

(k)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement on the date first written above.

DYNAVAX TECHNOLOGIES CORPORATION

By:	/s/ Ryan Spencer

Title:	Chief Executive Officer

Signature:	/s/ Michael Ostrach

Address:	as indicated in company personnel records